Exhibit 99.1

ZS Pharma to Present Data from Phase 3 Trials of ZS-9 in Presentations at the National Kidney

Foundation 2015 Spring Clinical Meetings

Redwood City, Calif. – March 19, 2015 – ZS Pharma, Inc. (Nasdaq: ZSPH), a biopharmaceutical company focused on the development and commercialization of highly selective, non-absorbed drugs to treat renal, cardiovascular, liver and metabolic disorders, today announced that data from Phase 3 trials of ZS-9 (sodium zirconium cyclosilicate), an investigational treatment for hyperkalemia, will be presented at the National Kidney Foundation 2015 Spring Clinical Meetings being held March 25 to 29, 2015 in Dallas, Texas. The Company is also sponsoring a medical education symposium to review emerging treatments of hyperkalemia in chronic kidney disease.

Poster Presentations

Additional data from the Company’s randomized, double-blind, placebo-controlled Phase 3 trials of ZS-9, HARMONIZE and ZS003, will be presented at the National Kidney Foundation Spring Clinical Meetings. Authors will be discussing their posters on Thursday, March 26, 2015 from 6:00 to 7:30 p.m. CT, and posters will then be available for viewing throughout the conference. In total, five posters are being highlighted, including:

Poster 204:	Sodium Zirconium Cyclosilicate (ZS-9) for Hyperkalemia in Stage 4/5 CKD Subgroup of the Phase 3 HARMONIZE Study
Lead Author:	Edgar V. Lerma, MD, Clinical Associate Professor, Department of Medicine, University of Illinois, Chicago, Ill.

Poster 236:	Safety of Sodium Zirconium Cyclosilicate (ZS-9) in Hyperkalemia: Analysis of GI Effects in the the Phase 3 HARMONIZE Study
Lead Author:	Wajeh Y. Qunibi, MD, Professor of Medicine, University of Texas Health Science Center at San Antonio, San Antonio, Texas

Poster 142:	Sodium Zirconium Cyclosilicate (ZS-9) in Hyperkalemic Patients with CKD on RAAS Inhibitors: Subgroup Analysis of Phase 3 HARMONIZE Study
Lead Author:	Wajeh Y. Qunibi, MD, Professor of Medicine, University of Texas Health Science Center at San Antonio, San Antonio, Texas

Poster 238:	In vitro Comparison of Water Absorption by Hyperkalemia Therapies: Sodium Zirconium Cyclosilicate (ZS-9) vs. Organic Polymer Resin

Lead Author:	Fiona Stavros, PhD, ZS Pharma, Redwood City, Calif.

Poster 242:	Placebo Effect in Clinical Studies in Hyperkalemia: A Double-Blind, Randomized, Placebo-Controlled Phase 3 Study of Sodium Zirconium Cyclosilicate (ZS-9)
Lead Author:	Alex Yang, MD, ZS Pharma, Redwood City, Calif.

Medical Education Symposium

Hyperkalemia and Emerging Treatments in Chronic Kidney Disease

Symposium to be led by Csaba Kovesdy, MD, Professor of Medicine, University of Tennessee

Thursday, March 26, 2015 from 6:00 to 7:45 a.m. CT

All abstracts are currently available on the National Kidney Foundation’s website:

https://www.kidney.org/spring-clinical/abstracts

About ZS Pharma

ZS Pharma is a publicly-traded (Nasdaq: ZSPH), biopharmaceutical company with offices in Redwood City, California and Coppell, Texas. ZS Pharma’s lead therapeutic candidate, ZS-9 (sodium zirconium cyclosilicate), is an investigational treatment for hyperkalemia that is being evaluated in late-stage clinical trials to demonstrate its ability to safely and effectively remove excess potassium from the blood and maintain normal potassium levels. ZS Pharma is also pursuing the discovery of additional drug candidates that utilize its novel selective ion-trap technology for the treatment of kidney and liver diseases. Additional information about ZS Pharma is available at www.zspharma.com.

Forward-Looking Statements

ZS Pharma cautions you that this press release contains forward-looking statements that involve risks and uncertainties. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about: our expectations regarding the timing of submitting an NDA to the FDA and MAA to the EMA and the likelihood of regulatory approval of ZS-9, our expectations regarding our ability to successfully commercialize ZS-9, if approved, estimates of our expenses, future revenue, capital requirements and needs for additional financing, our ability to produce ZS-9 in commercial quantities in higher capacity reactors, the initiation, timing, progress and results of future nonclinical studies, clinical trials and research and development programs, and our financial performance. Any forward looking statements in this press release are based on management’s current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this press release may turn out to be inaccurate. Factors that may cause actual results to differ materially from expectations include, among other things, those listed under Part I, Item 1A. Risk Factors in ZS Pharma’s Annual Report on Form 10-K filed with the Securities and Exchange Commission March 13, 2015 and its other reports, which are available from the SEC’s website (http://www.sec.gov) and on ZS Pharma’s website (http://www.zspharma.com) under the heading “Investors”. All forward-looking statements are qualified in their entirety by this cautionary statement and speak only as of the date of this press release. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks described in the reports we will file from time to time with the SEC after the date of this press release.

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ZS Pharma Contacts:
Adam Tomasi (Investors)	Denise Powell (Media)
ZS Pharma	Red House Consulting
650.458.4100	510.703.9491
atomasi@zspharma.com	denise@redhousecomms.com
Source: ZS Pharma